EXHIBIT 99.1
Element Solutions Inc
Announces 2024 First Quarter Financial Results

•Net sales of $575 million, approximately flat on a reported basis or a 1% increase on an organic basis from the first quarter of 2023
•Reported net income of $56 million, compared to $43 million in the same period last year
•Adjusted EBITDA of $127 million, an increase of 13% from the first quarter of last year on a reported basis and 17% on a constant currency basis
•First quarter 2024 cash flows from operating activities of $58 million and free cash flow of $39 million
Miami, Fla., April 29, 2024 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results for the three months ended March 31, 2024.
Executive Commentary
President and Chief Executive Officer Benjamin Gliklich commented, “Element Solutions executed well this quarter in recovering electronics markets. Our ongoing investment in high-value technologies, particularly in advanced packaging and semiconductor markets, has driven favorable mix, while the carryover of our pricing actions against deflating raw materials prices led margins higher in our industrial business. The overall impact was substantial margin expansion and 17% constant-currency adjusted EBITDA growth. Contribution from ongoing investment in innovation for leading edge electronics applications should continue to drive our value proposition and profitability higher from here over time.”

Mr. Gliklich continued, “We are optimistic for a continued recovery in electronics end markets despite a slower economic backdrop in the Americas and Europe. It remains early to make a call on the magnitude of demand acceleration in the second half of 2024; however, pockets of strength in electronics and our margin progress give us confidence to increase our full year 2024 adjusted EBITDA guidance range to $515 million to $530 million, despite an incremental FX headwind of more than $5 million. This translates to full year constant currency adjusted EBITDA growth of 10% to 14%. While the near-term growth outlook is strong, we are even more compelled by the longer-term opportunities we are pursuing. Our traction with advanced electronics innovators and pipeline of solutions to solve emerging customer pain-points have been improving consistently. This is a product of our strategy execution and our exceptional people who have once again delivered this quarter for our customers and shareholders."
First Quarter 2024 Highlights (compared with first quarter 2023)
•Net sales on a reported basis for the first quarter of 2024 were $575 million, relatively flat over the first quarter of 2023. Organic net sales increased 1%.
◦Electronics: Net sales increased 3% to $349 million. Organic net sales increased 4%.
◦Industrial & Specialty: Net sales decreased 4% to $226 million. Organic net sales decreased 3%.
•First quarter of 2024 earnings per share (EPS) performance:
◦GAAP diluted EPS was $0.23, as compared to $0.18 for the same period last year.
◦Adjusted EPS was $0.34, as compared to $0.30 for the same period last year.
•Reported net income for the first quarter of 2024 was $56 million, as compared to $43 million for the first quarter of 2023, an increase of 30%.
◦Net income margin increased by 220 basis points to 9.7%.
•Adjusted EBITDA for the first quarter of 2024 was $127 million, as compared to $112 million for the first quarter of 2023. On a constant currency basis, adjusted EBITDA increased 17%.
◦Electronics: Adjusted EBITDA was $84 million, an increase of 15%. On a constant currency basis, adjusted EBITDA increased 20%.

◦Industrial & Specialty: Adjusted EBITDA was $43 million, an increase of 9%. On a constant currency basis, adjusted EBITDA increased 11%.
◦Adjusted EBITDA margin increased by 260 basis points to 22.1%. On a constant currency basis, adjusted EBITDA margin increased by 290 basis points.
Updated 2024 Guidance
The Company now expects full year 2024 adjusted EBITDA to be in the range of $515 million to $530 million and free cash flow to be in the range of $280 million to $300 million. The Company expects second quarter 2024 adjusted EBITDA to be approximately $125 million, or roughly flat to the first quarter on a constant currency basis.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2024 first quarter financial results at 8:30 a.m. (Eastern Time) on Tuesday, April 30, 2024. Participants on the call will include President and Chief Executive Officer Benjamin Gliklich and Chief Financial Officer Carey J. Dorman.
To listen to the call by telephone, please dial 888-510-2346 (domestic) or 646-960-0111 (international) and provide the Conference ID: 3799230. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading global specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.

Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections or expectations regarding ongoing investment in high-value technologies and innovation for electronics applications driving value proposition and profitability; continued recovery in the electronics end markets; demand acceleration in the second half of 2024, including strong demand in electronics and margin progress; non-GAAP effective tax rate; full year 2024 guidance for adjusted EBITDA, constant currency adjusted EBITDA growth and free cash flow; second quarter 2024 guidance for adjusted EBITDA; incremental FX headwind; near term growth outlook; longer-term opportunities; and improving traction with advanced electronics innovators and pipeline of solutions to solve emerging customer pain-points. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available as of the current date, and the Company does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the war between Russia and Ukraine and the Israel-Hamas conflict and other hostilities in the Middle-East as well as actions in response thereto and their impact on market conditions and the global economy; the continuing economic impact of the coronavirus (COVID-19) and its variants on the global economy and supply chains; price volatility and cost environment; inflation and fluctuations in foreign exchange rates; outstanding debt and debt leverage ratio; shares repurchases; debt and/or equity issuance or retirement; expected returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the Company's periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(dollars in millions, except per share amounts)	2024	2023
Net sales	$575.0	$574.4
Cost of sales	330.0	346.6
Gross profit	245.0	227.8
Operating expenses:
Selling, technical, general and administrative	149.1	148.9
Research and development	18.1	12.5
Total operating expenses	167.2	161.4
Operating profit	77.8	66.4
Other (expense) income:
Interest expense, net	(13.9)	(11.7)
Foreign exchange gains	7.9	4.9
Other (expense) income, net	(2.3)	0.3
Total other expense	(8.3)	(6.5)
Income before income taxes and non-controlling interests	69.5	59.9
Income tax expense	(13.5)	(16.9)
Net income	56.0	43.0
Net income attributable to non-controlling interests	—	(0.1)
Net income attributable to common stockholders	$56.0	$42.9

Earnings per share
Basic	$0.23	$0.18
Diluted	$0.23	$0.18

Weighted average common shares outstanding
Basic	241.8	241.1
Diluted	242.5	241.8

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(dollars in millions)	2024	2023
Assets
Cash & cash equivalents	$286.3	$289.3
Accounts receivable, net of allowance for doubtful accounts of $11.8 and $12.6 at March 31, 2024 and December 31, 2023, respectively	459.0	461.8
Inventories	319.1	298.9
Prepaid expenses	25.1	32.5
Other current assets	146.3	115.0
Total current assets	1,235.8	1,197.5
Property, plant and equipment, net	295.5	296.9
Goodwill	2,302.3	2,336.7
Intangible assets, net	840.0	879.3
Deferred income tax assets	112.9	120.5
Other assets	125.7	143.2
Total assets	$4,912.2	$4,974.1
Liabilities and stockholders' equity
Accounts payable	$132.9	$140.6
Current installments of long-term debt	11.5	11.5
Accrued expenses and other current liabilities	196.5	217.3
Total current liabilities	340.9	369.4
Debt	1,918.9	1,921.0
Pension and post-retirement benefits	26.5	28.1
Deferred income tax liabilities	102.9	108.9
Other liabilities	183.7	202.4
Total liabilities	2,572.9	2,629.8
Stockholders' equity
Common stock: 400.0 shares authorized (2024: 267.0 shares issued; 2023: 266.2 shares issued)	2.7	2.7
Additional paid-in capital	4,201.4	4,196.9
Treasury stock (2024: 25.0 shares; 2023: 24.6 shares)	(349.4)	(341.9)
Accumulated deficit	(1,146.8)	(1,183.3)
Accumulated other comprehensive loss	(384.2)	(345.9)
Total stockholders' equity	2,323.7	2,328.5
Non-controlling interests	15.6	15.8
Total equity	2,339.3	2,344.3
Total liabilities and stockholders' equity	$4,912.2	$4,974.1

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
(dollars in millions)	2024	2023
Cash flows from operating activities:
Net income	$56.0	$43.0
Reconciliation of net income to net cash flows provided by operating activities:
Depreciation and amortization	40.3	39.1
Deferred income taxes	(5.4)	(0.4)
Foreign exchange gains	(7.8)	(7.3)
Incentive stock compensation	4.1	4.4
Other, net	3.7	2.2
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(4.8)	(2.6)
Inventories	(23.9)	(29.1)
Accounts payable	0.7	18.6
Accrued expenses	(14.5)	(22.3)
Prepaid expenses and other current assets	6.7	2.7
Other assets and liabilities	3.1	5.2
Net cash flows provided by operating activities	58.2	53.5
Cash flows from investing activities:
Capital expenditures	(19.0)	(9.1)
Proceeds from disposal of property, plant and equipment	—	0.5
Acquisitions, net of cash acquired	(3.9)	—
Other, net	—	(3.0)
Net cash flows used in investing activities	(22.9)	(11.6)
Cash flows from financing activities:
Repayments of borrowings	(2.9)	(2.9)
Dividends	(20.0)	(19.4)
Payment of financing fees	(2.1)	—
Other, net	(7.7)	(7.2)
Net cash flows used in financing activities	(32.7)	(29.5)
Effect of exchange rate changes on cash and cash equivalents	(5.6)	1.0
Net (decrease) increase in cash and cash equivalents	(3.0)	13.4
Cash and cash equivalents at beginning of period	289.3	265.6
Cash and cash equivalents at end of period	$286.3	$279.0

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. SEGMENT RESULTS
	Three Months Ended March 31,
(dollars in millions)	2024	2023	Reported	Constant Currency	Organic
Net Sales
Electronics	$349.2	$339.6	3%	5%	4%
Industrial & Specialty	225.8	234.8	(4)%	(3)%	(3)%
Total	$575.0	$574.4	0%	2%	1%

Net Income
Total	$56.0	$43.0	30%

Adjusted EBITDA
Electronics	$83.9	$72.7	15%	20%
Industrial & Specialty	43.1	39.6	9%	11%
Total	$127.0	$112.3	13%	17%

	Three Months Ended March 31,			Constant Currency
	2024	2023	Change	2024	Change
Net Income Margin
Total	9.7%	7.5%	220bps

Adjusted EBITDA Margin
Electronics	24.0%	21.4%	260bps	24.4%	300bps
Industrial & Specialty	19.1%	16.9%	220bps	19.3%	240bps
Total	22.1%	19.5%	260bps	22.4%	290bps

II. CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	March 31,
				2024
Instrument
Term Loans	(1)	12/18/2030	SOFR plus 2.00%	$1,147.1
Total First Lien Debt				1,147.1
Senior Notes due 2028		9/1/2028	3.875%	800.0
Total Debt				1,947.1
Cash Balance				286.3
Net Debt				$1,660.8
Adjusted Shares Outstanding	(2)			244.5
Market Capitalization	(3)			$6,107.6
Total Capitalization				$7,768.4
(1) Element Solutions swapped its floating term loan rate to a fixed rate for all of its outstanding term loans through the use of interest rate swaps and cross-currency swaps which mature in January 2025 or December 2028, as applicable. At March 31, 2024, 100% of the Company's debt was fixed.
(2) See "Adjusted Common Shares Outstanding at March 31, 2024 and 2023" following the footnotes under the "Adjusted Earnings Per Share (EPS)" reconciliation table below.
(3) Based on the closing price of the shares of Element Solutions of $24.98 at March 28, 2024, which was the last business day of the quarter.

III. SELECTED FINANCIAL DATA
	Three Months Ended March 31,
(dollars in millions)	2024	2023
Interest expense	$16.4	$13.3
Interest paid	24.2	21.3
Income tax expense	13.5	16.9
Income taxes paid	14.2	12.7
Capital expenditures	19.0	9.1
Proceeds from disposal of property, plant and equipment	—	0.5
Non-GAAP Measures
To supplement its financial measures prepared in accordance with GAAP, Element Solutions presents in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, adjusted common shares outstanding, free cash flow, organic net sales growth, full year 2024 guidance for adjusted EBITDA, constant currency adjusted EBITDA growth and free cash flow, and second quarter 2024 guidance for adjusted EBITDA. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews these non-GAAP measures to evaluate performance and liquidity on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to the Company’s business and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis. The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations as well as their ability to generate cash separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or that are considered to be associated with its capital structure. These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the definitions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company provides full year 2024 guidance for adjusted EBITDA and constant currency adjusted EBITDA growth and second quarter 2024 guidance for adjusted EBITDA only on a non-GAAP basis. Reconciliations of such forward-looking non-GAAP measures to GAAP are excluded in reliance upon the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K due to the inherent difficulty in forecasting and quantifying, without unreasonable efforts, certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in reconciliations of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting results to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.

Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.
The following table reconciles GAAP net sales growth to organic net sales growth for the three months ended March 31, 2024:

	Three Months Ended March 31, 2024
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	3%	2%	5%	0%	(1)%	4%
Industrial & Specialty	(4)%	1%	(3)%	—%	0%	(3)%
Total	0%	2%	2%	0%	(1)%	1%
NOTE: Totals may not sum due to rounding.
For the three months ended March 31, 2024, Electronics' consolidated results were positively impacted by $0.5 million of pass-through metals pricing and $4.8 million of acquisitions and Industrial & Specialty's consolidated results were positively impacted by $0.5 million of acquisitions.
Adjusted Earnings Per Share (EPS):
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories, as applicable, recognized in purchase accounting for acquisitions.
Further, the Company adjusts its effective tax rate to 20%, as described in footnote (7) under the reconciliation table below. This effective tax rate, which reflects the Company’s estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings, is consistent with how management evaluates the Company’s financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company’s jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits.
The resulting adjusted net income is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).

The following table reconciles GAAP "Net income" to "Adjusted net income" and presents the number of adjusted common shares outstanding used in calculating adjusted EPS for each period presented below:

		Three Months Ended
		March 31,
(dollars in millions, except per share amounts)		2024	2023
Net income		$56.0	$43.0
Net income attributable to non-controlling interests		—	(0.1)
Reversal of amortization expense	(1)	30.2	29.6
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	0.3	0.4
Restructuring expense	(2)	2.3	2.3
Acquisition and integration expense	(3)	1.7	3.9
Foreign exchange gains on intercompany loans	(4)	(6.8)	(5.6)
Kuprion Acquisition research and development charge	(5)	3.9	—
Other, net	(6)	2.2	1.0
Tax effect of pre-tax non-GAAP adjustments	(7)	(6.8)	(6.3)
Adjustment to estimated effective tax rate	(7)	(0.4)	4.9
Adjusted net income		$82.6	$73.1

Adjusted earnings per share	(8)	$0.34	$0.30

Adjusted common shares outstanding	(8)	244.5	243.9
(1) The Company eliminates the amortization expense associated with intangible assets and incremental depreciation associated with the step-up of fixed assets recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2) The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3)     The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4)     The Company adjusts for foreign exchange gains and losses on intercompany loans because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5)     The Company adjusts for research and development costs associated with contingent consideration related to the acquisition of Kuprion, Inc. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(6)    The Company's adjustments consist primarily of highly inflationary accounting losses for its operations in Turkey of $1.8 million and $0.5 million, certain professional consulting fees and unrealized gains/losses on metals derivative contracts for the three months ended March 31, 2024 and 2023, respectively. The Company adjusts for highly inflationary accounting impacts for its operations in Turkey and unrealized gains/losses on metals derivative contracts as it believes it provides a more meaningful comparison of its performance between periods. The Company adjusts for certain professional consulting fees because it believes they are not reflective of ongoing operations.
(7)     The Company uses a non-GAAP effective tax rate of 20%. This rate, which reflects the Company's estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings, is consistent with how management evaluates the Company's financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company's jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits. These economic benefits are expected to recur through 2028. Without taking into account these benefits derived from its U.S. tax attribute carryforwards and other similar adjustments, the Company projects its non-GAAP effective tax rate would be 24.2% based on its estimated results for the full year 2024. This rate would have resulted in a $0.02 reduction in Adjusted EPS for the three months ended March 31, 2024.

(8) The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation as it believes it provides a better understanding of its results of operations on a per share basis. See the table below for further information.
Adjusted Common Shares Outstanding at March 31, 2024 and 2023
The following table shows the Company's adjusted common shares outstanding at each period presented:

	March 31,

(amounts in millions)	2024	2023
Basic common shares outstanding	242.1	241.4
Number of shares issuable upon vesting of granted Equity Awards	2.4	2.5
Adjusted common shares outstanding	244.5	243.9
EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of the Company's business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income" to "Adjusted EBITDA" for each of the periods presented:

		Three Months Ended
		March 31,
(dollars in millions)		2024	2023
Net income		$56.0	$43.0
Add (subtract):
Income tax expense		13.5	16.9
Interest expense, net		13.9	11.7
Depreciation expense		10.1	9.5
Amortization expense		30.2	29.6
EBITDA		123.7	110.7
Adjustments to reconcile to Adjusted EBITDA:
Restructuring expense	(2)	2.3	2.3
Acquisition and integration expense	(3)	1.7	3.9
Foreign exchange gains on intercompany loans	(4)	(6.8)	(5.6)
Kuprion Acquisition research and development charge	(5)	3.9	—
Other, net	(6)	2.2	1.0
Adjusted EBITDA		$127.0	$112.3
NOTE: For the footnote descriptions, please refer to the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above.
Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for evaluating the Company's liquidity. Free cash flow should be considered as an additional measure of liquidity to, rather than as a substitute for, net cash provided by operating activities.

The following table reconciles "Cash flows from operating activities" to "Free cash flow" for the periods presented and the Company's free cash flow outlook for the full year 2024:

	Three Months Ended
	March 31, 2024		Outlook
(dollars in millions)	2024	2023	2024
Cash flows from operating activities	$58.2	$53.5	~$330-$360
Capital expenditures	(19.0)	(9.1)	~(50)-(60)
Proceeds from disposal of property, plant and equipment	—	0.5	~0
Free cash flow	$39.2	$44.9	~$280-$300

Investor Relations Contact:	Media Contact:
Varun Gokarn Senior Director, Strategy and Finance Element Solutions Inc 1-203-952-0369 IR@elementsolutionsinc.com	Scott Bisang / Ed Hammond / Tali Epstein Collected Strategies 1-212-379-2072 esi@collectedstrategies.com